From:    Metro Tel Corp.
         250 S. Milpitas Blvd.
         Milpitas, CA 95035

         V. J. Indelicato (813) 814-0722
         Fax              (813) 814-0822


                              FOR IMMEDIATE RELEASE



Metro Tel Corp. Signs Merger Agreement with
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Steiner-Atlantic
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Milpitas, CA -- July 6, 1998 - Metro Tel Corp. (Nasdaq: MTRO), announced today that it has signed a merger agreement with Steiner-Atlantic Corp., a privately held corporation located in Miami, Fl. The agreement, which is subject to stockholder approval by both companies, calls for a purchase transaction under which Metro Tel Corp. will issue shares of its common stock to the shareholders of Steiner-Atlantic Corp., as a result of which, Steiner-Atlantic Corp. stockholders will own approximately 70% of the combined company. The merger is expected to be completed by October 31, 1998.

Metro Tel Corp. is a manufacturer of telephone test equipment and peripheral telephone products.

Steiner-Atlantic Corp. is a distributor of industrial laundry and dry cleaning equipment and allied products serving the southeast United States and Latin American markets.